MANAGEMENT SERVICES AGREEMENT

          THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement"), is made and entered into on July 1, 1997 to be effective as of March 7, 1997 (the "Effective Date"), by and between Sport Supply Group, Inc., a Delaware corporation (the "Manager"), and Emerson Radio Corp., a Delaware corporation (the "Company").

        WHEREAS, the Company has requested that the Manager provide various managerial services to the Company for the Company's benefit and the Company and Manager desire to enter into this Agreement on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Manager and the Company hereby agree as follows:

                                 ARTICLE I
                            Management Services

        1.1  General Duties.     The  Company  and  the  Manager  hereby
   agree that, during the term of this Agreement, the Manager will be responsible for providing the Company with the following services:

             (a) Process payroll and payroll taxes for the Company's employees and assist Company by enrolling Company employees in the Company's employee benefit plans, and process the payment of insurance premiums to the Company's benefit providers so long as the Company submits the correct amount of the premium to the Manager on a timely basis (subject to the Manager receiving from the Company all of the necessary information, which is not in Manager's possession, custody or control, required to fulfill these functions) (collectively, "Human Resource Services"). Such Human Resources shall be performed on a timely basis in accordance with industry standards.

             (b)  Calculate  daily   borrowing  availability   with
        respect to the Company's secured credit facility, prepare daily reporting for the Company's banks, prepare forecasts of cash availability and cash flow, wire funds and set-up letters of credit as may be requested by an officer of the Company, or an authorized agent of the Company (including, without limitation, Ken Corby) for which Manager receives notice of such authorization from an officer of the Company from time to time (collectively, the "Banking Services");
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             (c)  Provide space for the  Company's AS 400  Computer
        System and provide the system operator services set forth below (collectively, the "Computer Services");

        Daily
           Monitor computer messages
           Answer  and   respond  to
           user requests (EDI problems,
           terminal/printer problems, etc.)
           Submit nightly batch jobs
           Format nightly save tapes
           Load nightly save tapes
           Start nightly data save to tape
        Weekly
           Load Payroll tapes
           Submit nightly batch jobs
           Format save tapes
           Load weekend save tapes
           Start weekly data save to tape

      Manager shall use the Company's AS 400 Computer System solely to perform the Computer Services.

             (d) Process the Company's accounts payables and process checks to be delivered, approved and signed by an officer of the Company (collectively, the "Payable Services");

             (e) Provide warehouse storage space (subject to availability and obtaining the Landlord's consent, and in no event after the time the Manager ceases to occupy the warehouse space currently occupied by the Manager at 13700 Benchmark, Farmers Branch, Texas, in which event Manager shall provide the Company with at least thirty (30) days prior written notice of vacating such space) for the Company's archives and product inventory at Manager's warehouse located at 13700 Benchmark, Farmers Branch, Texas 75234, or such other mutually agreeable location (collectively, the "Warehouse Space"); and

             (f) Provide office space (subject to availability and in no event after the time the Manager ceases to occupy the office space currently occupied by the Manager at 1901 Diplomat Drive, Farmers Branch, Texas, in which event Manager shall provide the Company with at least thirty (30) days prior written notice of vacating such space) for certain employees of the Company at Manager's office located at 1901 Diplomat Drive, Farmers Branch, Texas
        75234,  or   such   other   mutually   agreeable   location
        (collectively, the "Office Space").
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             (g)  Prepare, design  and  draft  publications  to  be
        distributed by the Company, such as owner manuals, service manuals, warranty text and any additions, modifications and
        revisions thereto,    relating  to  products  sold  by  the
        Company,  all  in  accordance   with  the  Company's   past
        practices (the  "Design Services").   The  Company will  be
        solely responsible for (and own) all information and intellectual property included in such publications and any and all legal requirements relating to such publications. All reproduction costs for the Design Services will be paid by the Company. The Design Services will not include any of the Company's documents that are customarily filed with the Securities and Exchange Commission, such as Annual Reports, proxy statements, 10-Qs, 10-Ks, etc.

             (h) Until the earlier of (i) the expiration or termination of this Agreement, or (ii) the date Ken Corby ceases to be an employee of the Manager, Mr. Corby will provide financial management services to the Company on an as needed basis, provided that Mr. Corby will not devote more than 75% of his working time to the provision of such services (collectively, the "Financial Management Services".)

      All  of  the  services  set  forth   in  this  Article  shall   be
   collectively referred to in this Agreement as the "Services".

      Notwithstanding the foregoing, Manager will not be responsible for providing any services to the Company not expressly set forth herein, including, without limitation, any legal or tax related services; provided, however, the Manager will provide the necessary data as reasonably requested by ADP to enable ADP to prepare the Company's payroll tax returns..

        1.2       Company Responsibilities.   During  the term  of  this
   Agreement the Company will assume the responsibilities and perform the duties set forth below:

             (a) The Company will furnish to the Manager all information and data, not in Manager's custody or control, reasonably necessary for Manager to provide the services described above, including, without limitation, all payroll files and employee payroll and other information that Manager may advise the Company it requires to perform its
        services under this Agreement.   Manager shall be  entitled
        to  rely  upon  the   accuracy  and  completeness  of   all
        information that  it    reasonably believes  to  have  been
        furnished to it by the Company or at the Company's direction, and shall have no duty to inquire about such
        information.    Manager  acknowledges  no  changes  to  the
        Company's corporate payroll records will be made without the prior written consent of the Company.
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             (b)  During the term  of this  Agreement, the  Company
        will furnish to the Manager the AS400 that is owned by the Company, which equipment shall remain the property of the
        Company.     Company   shall  retain   complete   financial
        responsibility for such equipment, including depreciation, maintenance, insurance and taxes, if any. Company hereby appoints the Manager as its sole agent for all matters pertaining to such equipment and shall promptly notify all appropriate third parties of such appointment. Company has sole responsibility for all aspects of the computer data
        and   its   hardware,    including   without    limitation,
        uninterruptable  power   supply,   data   lines,   disaster
        recovery, offsite storage and tape back-up.

             (c ) The Company shall be solely responsible for resolving any dispute between the Company and any employee of the Company and answering any inquiries relating to a Company employee's rights and entitlements under the Company's benefit plans. The Company is solely responsible for the administration of its benefit plans (including, without limitation, its 401(k) Plan ) and executing and filing with any governmental authority or other person all reports or other documents required in connection with such benefit plans, and the Manager shall have no reporting obligation in connection with any aspect of the Company's benefit plans. In addition, the Manager shall not be deemed a fiduciary or plan administrator of the Company or any of the Company's benefit plans and shall not have any responsibility to monitor compliance by the Company with the terms and conditions of any benefit plan or any law applicable thereto.

             (d) The Company shall cooperate with the Manager by, among other things, making available, as reasonably requested by the Manager, management decisions, personnel information, approvals and acceptances in order that the work of Manager contemplated hereby may be accomplished.

        1.3 Insurance. Manager will not be liable to the Company or any of the employees or contractors of the Company for damage or loss to person or property, including theft, burglary, assault, vandalism or other crimes, unless such damage or loss is caused by the gross negligence or willful misconduct of the Manager. The Manager will not be liable to the Company or any of its employees or contractors for personal injury or for damage to or loss of their personal property from fire, flood, water leaks, rain, hail, ice, snow, smoke, lightning, wind, explosions, strike, war, riot, insurrection, interruption of utilities or other occurrences unless such injury, loss or damage is caused by the gross negligence or willful misconduct of the Manager. Company acknowledges that neither the Warehouse Space nor the Office Space is fireproof. The Company is strongly urged to secure its own insurance to protect against all of the above.

        1.4 Permissible Activities. Nothing herein shall in any way preclude the Manager from engaging in any business activities or from performing services for its own account or for the account of others.

                                ARTICLE II

                               Compensation

        2.1 Service Charges. The Company and the Manager hereby agree that the Manager will be compensated at the initial rates set forth below for the services rendered by the Manager to the Company pursuant to this Agreement:

   Services            Amount in U.S. Dollars             Beginning Date

   Human Resource Services  $1,000 per pay period         March 7, 1997
   Banking Services         $25,000 per year              June 16, 1997
   Computer Services        $20,000 per year              May 31,  1997
   Payable Services         $12,000 per year              June 16, 1997
   Warehouse Space          $4.00 per square foot         May 15,  1997
   Office Space             $5.00 per square foot         June 16, 1997
   Design  Services         $50,000 per year              July 1,  1997
   Financial Management
             Services       See Section 2.3 below         June 1,  1997

   The amount of such service charges may be adjusted from time to time by the parties' mutual written agreement. Such service charges shall be payable within ten (10) days of the date an invoice is received. Partial months shall be prorated accordingly. The Company will also be responsible for paying all of the Company's out-of-pocket expenses related to the above services (including, without limitation, copying charges incurred in connection with the Design Services) and the Manager's expenses related to the Manager's business, such as postage, telephone and telecopy bills, telephone lines, office supplies, transition services, etc. The payment of any expenses incurred by Manager on the Company's behalf in excess of $1,000 requires the Company's written consent.

        2.2 The Manager will reimburse the Company for salary payments made by the Company to Geoffrey P. Jurick for the benefit of the Manager, which payments shall be $20,833.33 per month, plus expenses incurred by Mr. Jurick on behalf of the Manager, subject to increases approved by the Manager's Board of Directors. Such reimbursements shall be made on a monthly basis.

        2.3 The Company will reimburse the Manager for an amount equal to 75% times Ken Corby's salary, payroll taxes and all benefits (including, without limitation, insurance, Manager contributions to the Manager's 401(k) Plan, automobile allowances, and fees and expenses relating thereto, etc.) for the Financial Management Services. Such reimbursements shall be made on a monthly basis, payable within ten (10) days of the date an invoice is received.

                                ARTICLE III
                           Term and Termination

        3.1  Term.     This Agreement shall become  effective as of  the
   Effective Date and shall continue in force until terminated pursuant to the terms of this Agreement or otherwise agreed by the parties.


        3.2 Termination. This Agreement may be terminated by either party on sixty (60) days' prior written notice to the other party.

        3.3 Termination for Nonpayment. Notwithstanding Section 3.2 hereof, in the event that either party defaults in the payment when due of any amount due to the other hereunder and does not cure such default within ten (10) days after being given written notice of such default, then the non-defaulting party may, by giving written notice thereof to the defaulting party, terminate this Agreement as of the date specified in such notice of termination.

        3.4 Termination for Insolvency. Notwithstanding Section 3.2 hereof, in the event that either party hereto becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar office for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party hereto may, by giving written notice thereof to such party, terminate this Agreement as of the date specified in such notice of termination.

        3.5 Return of Records. Upon the termination of this Agreement for any reason, the Manager shall promptly return to the Company all books, records, documents, information and data (including data stored in computers or on any computer media or equipment), including all copies of the foregoing, that belong to the Company.

                                ARTICLE IV

                            General Provisions

        4.1 Confidentiality. Each party agrees that all information communicated to it by the other, whether before or after the
   Effective Date, was and shall be received in strict confidence and shall be used only for the purposes of this Agreement, and that no such information, including, without limitation, the provisions of this Agreement, shall be disclosed or otherwise used by a party to this Agreement or its security holders, directors, officers, employees, or agents, without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements. The requirements and obligations of this
   Section 4.1 shall survive the termination of this Agreement.

      4.2    Indemnification .

           (a) The Manager agrees to indemnify, defend and hold harmless the Company and its affiliates and their respective directors, officers, agents, employees and controlling persons from and against any and all losses, claims, damages, liabilities and expenses (including the reasonable cost of investigating and defending against any claims therefor and reasonable counsel fees and expenses incurred in connection therewith) that resulted solely from the willful bad faith or gross negligence of the Manager in the performance of the Services that are the subject of this Agreement. No express or implied warranty is made by Manager in respect to any Service or product provided hereunder including, without limitation, any implied warranty or merchantibility or fitness for a particular purpose.

           (b) The Company agrees to indemnify, defend and hold harmless the Manager and its affiliates and their respective directors, officers, agents, employees and controlling persons from and against any and all losses, claims, damages, liabilities and expenses (including the reasonable cost of investigating and defending against any claims therefor and reasonable counsel fees and expenses incurred in connection therewith) related to or arising out of the Services provided hereunder by the Manager (including, without limitation, Manager's use of the Company's Brand Names and Marks, as described below), regardless if such losses, claims, damages, liabilities and expenses are founded in whole or in part, on the alleged negligence of the Manager, the Manager's representatives, or its employees, agents, invitees or licensees. The Company shall not be obligated to indemnify the Manager, however, in respect of any losses, claims, damages, liabilities or expenses that resulted solely from the willful bad faith or gross negligence of the Manager in the performance of the Services that are the subject of this Agreement.

           (c) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR PUNITIVE DAMAGES OR FOR INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OF ANY PARTY, INCLUDING THIRD PARTIES. FURTHER, NO CAUSE OF ACTION WHICH ACCRUED MORE THAN ONE (1) YEAR PRIOR TO THE FILING OF A SUIT ALLEGING SUCH CAUSE OF ACTION MAY BE ASSERTED AGAINST EITHER PARTY.

      4.3 Relationship of Parties. It is the express intention and understanding of the Manager and the Company that the relationship of the Manager to the Company shall be at all times that of an independent contractor, with the Manager having full and complete liberty to use its own free and uncontrolled will, judgment and discretion as to the method and manner of performing the obligations of the Manager hereunder. Other than the Services specifically stated herein to be performed by Manager, Manager does not undertake by this Agreement or otherwise to perform any regulatory or contractual obligation of Company, or to assume any responsibility for Company's business or operations. Nothing herein contained or done pursuant to this Agreement shall constitute the Manager or its agents or employees a partner or joint venturer of the Company, or a fiduciary of (i) the Company, (ii) any benefit plan of the Company, or (iii) any employee of the Company.

      4.4 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally, by commercial messenger service, or by registered or certified mail, postage prepaid, to the other party at the following address or to such other address as either party shall provide to the other party in writing in accordance with this Section 4.4:

      If to the Manager:                        If to the Company:

        Sport Supply Group, Inc.      Emerson Radio Corp.
        1901 Diplomat Drive           Nine Entin Road
        Farmers Branch, Texas 75234   Parsippany, New Jersey 07054
        Attn:  President              Attn:  Chief Executive Officer
        cc:  General Counsel          cc:  Law Department

      4.5 Attorneys' Fees. In the event that attorneys' fees or other costs are incurred to secure performance of any of the obligations set forth in this Agreement, to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way or prosecution or defense, the prevailing party (as determined by the judge in the judge's sole discretion) shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

      4.6    Counterparts.   This  Agreement may be  executed in one  or
   more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

      4.7 Binding Agreement; Assignment. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective representatives, successors, and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by any of the parties hereto, whether by operation of law or otherwise, without the prior written consent of the other party (which consent shall not be unreasonably withheld), nor is this Agreement intended to confer upon any other person other than the parties hereto any rights or remedies hereunder. Any assignment or delegation in violation of this Agreement shall be null and void.

      4.8 Waiver. No delay on the part of either party in exercising any of its respective rights hereunder, nor the failure to exercise the same, nor the acquiescence in or waiver of a breach of any term, provision or condition of this Agreement shall be deemed or construed to operate as a waiver of such rights or acquiescence thereto except in the specific instance for which given.

      4.9 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then each party will be relieved of its obligations arising under such provision to the extent such provision is declared or found to be illegal, unenforceable or void (it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective), and each provision not so affected will be enforced to the full extent permitted by law.

      4.1 0 Entire Agreement. This Agreement contains the entire understanding of the parties relating to the subject matter of this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements and understandings relating to such subject matter. This Agreement cannot be modified, amended or terminated except in writing signed by the party against whom enforcement is sought.

      4.11 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Texas without giving effect to any conflict of laws principle or rule that might require the application of the laws of another jurisdiction. Each party agrees that this Agreement is fully performable in Dallas County, Texas, and that any action, dispute or proceeding arising out of or related in any way to the subject matter of this Agreement shall be brought solely in a court of competent jurisdiction sitting in Dallas, Dallas County, Texas. Each party hereby irrevocably and unconditionally consents to the jurisdiction of any such court and hereby irrevocably and unconditionally waives any defense of an inconvenient forum to the maintenance of any action or proceeding and any right of jurisdiction on account of the place of residence or domicile of any party thereto.

      4.12 Other Documents. Each party hereto agrees to execute any and all documents, and to perform such other acts, that may be necessary or expedient to further the purposes of this Agreement.

      4.13 Force Majeure. Each party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of delays caused by the other party or by an act of God, war, civil disturbance, court order, labor dispute, third party nonperformance, or other cause beyond its reasonable control, including without limitation failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment, and such nonperformance shall not be a default hereunder or a ground for termination hereof. Notwithstanding the foregoing, in the event such condition exists greater than thirty (30) days, either party may terminate this Agreement by giving the other party written notice of termination, which termination shall be effective as of the date set forth in such notice.

        4.14 Headings.    The  section  headings  used  herein  are  for
   reference and convenience only, and shall not enter into the interpretation hereof.

        4.15 Trademarks. Manager shall use its own name or trademarks in all dealings. It may not use any trademarks or tradenames or rights to use same belonging to the Company and/or its subsidiaries or affiliates (other than the Manager's) without the Company's prior written consent in each instance. To the extent the Company gives such consent, Manager may use such trademarks and "EMERSON" brand and product names and such other brand name(s) under which the products may hereinafter be marketed in the United States by the Company and/or its subsidiaries or affiliates (other than the Manager's) (collectively, the "Brand Names and Marks") only in connection with
   the performance  of its  Services.   The  Company may  withdraw  such
   consent at any time. Thereafter, except as provided below, no advertising or other use of the Brand Names and Marks may be made by Manager without the Company's prior written approval in each instance. All use of the Brand Names and Marks and all goodwill associated therewith shall inure to the benefit of the Company. Manager shall have no interest in or rights to the Brand Names or

   Marks or any of them nor shall Manager have or accrue any interest in or to the goodwill associated therewith. Upon expiration or earlier termination of this Agreement, Manager shall discontinue all use of the Brand Names or Marks in advertising or otherwise, and shall remove all signs and displays relating thereto and shall return to the Company at Company's expense, all signs, displays and other writings and materials relating thereto; provided, however, the foregoing does not apply to any advertising in the process of being printed or in inventory that also includes the Manager's products (including, without limitation, catalogs). Manager is not and this Agreement does not constitute Manager as being a holder of a license or permitted to use the Brand Names or Marks nor shall this Agreement be deemed to make Manager a franchisee.

        Company shall use its own name or trademarks in all dealings. It may not use any trademarks or tradenames or rights to use same belonging to the Manager and/or its subsidiaries or affiliates (other than the Company's) without the Manager's prior written consent in each instance.

        4.16 No Third Party Beneficiaries. This Agreement and the rights and obligations hereunder do not and shall not confer any rights to any third parties and no third parties shall have any rights under this Agreement.

        4.17 Survival.  Paragraphs 2.1, 3.5,  4.1, 4.2, 4.4, 4.5,  4.11,
   4.15, and 4.16 shall survive the expiration or earlier termination of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                 THE MANAGER:

                                 SPORT SUPPLY GROUP, INC.

                                 /s/ Peter S. Blumenfeld
                                 Peter S. Blumenfeld, President

                                 THE COMPANY:

                                 EMERSON RADIO CORP.

                                 /s/ John P. Walker
                                 John P. Walker
                                 Executive Vice President and
                                 Chief Financial Officer